EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Watsco, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-228269) on Form S-3 and (No. 333-197795, 333-185345, and 333-159776) on Form S-8 of Watsco, Inc. of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Watsco, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of the Company.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for leases as of January 1, 2019, due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), as amended.

/s/ KPMG LLP

Miami, Florida

February 26, 2021